 Exhibit 99.3

GTY – Consolidated Script

CARTER GLATT

P. 1-2: Disclaimer

Hi, thank you for joining. I am Carter Glatt, Senior Vice President of Corporate Development for GTY. We encourage you to review the disclaimer pages, which can be reviewed in further detail in the investor deck on our website, gtytechnology.com. With that, I will pass it off to Joe Tucci, Co-Chairman of GTY.

JOE TUCCI

P. 3: What Are We Doing?

Hello and thank you for joining us on this exciting opportunity. On behalf of my GTY colleagues… I am very pleased to announce that we are creating a new SaaS company for the North American state and local government market which will serve five of the fastest growing segments in the public sector market.

The North American Public Sector market which we are targeting is a very large and fragmented market that is at an inflection point of accelerated digital transformation… Against this secular backdrop, we have assembled a collection of modern, SaaS products that directly address significant “Pain Points” of state and local governments, which in turn is driving our high-growth profile with an expected 2019 revenue growth of 138% and expanding gross margins.

We have a highly recurring revenue model… in 2019, we expect recurring revenues to represent approximately 80% of total revenue… additionally, we have an early path to profitability and expect to be free cash flow breakeven by the end of 2019.

We also believe we have an attractive valuation compared to recent high-growth software IPOs and other vertical software peers.

Lastly, we have our sights on multiple organic and inorganic greenfield growth opportunities that we believe will drive long-term shareholder value.

We are all thrilled to be part of the journey and share the vision of building a truly unique cloud platform to address the needs of state and local governments. And now I turn it over to our accomplished Chairman and CEO of NewCo, Steve Rohleder… Steve…

STEVE ROHLEDER

P. 4 Why Public Sector Now?

Thank you Joe. This is Steve Rohleder, and it’s my honor and privilege to serve as chairman and CEO of GTY. By way of introduction, I spent 35 years at Accenture working in the Public Services business units. I also ran Accenture’s Health and North America businesses. I worked for Bill Green as Chief Operating Officer for 6 years, and I worked with Harry on the Accenture IPO and secondary offering. Finally, I’ve served as a GTY Board member since our inception. Suffice it to say, we have a great connection amongst our leadership team.

Today I’ll talk about the incredible opportunity we are seizing in the North American State and Local Market. I’ll provide insight on the size and direction of technology spending in this massive market, and give you a quick overview of our vision and approach to operating this new wave Saas/Cloud company.

I’ll then turn it over to our business unit CEOs, who will give you a few short vignettes of their businesses, and bring to life the SaaS/Cloud Solutions within the GTY family.

As Joe said, this is a very large market. In fact, if you aggregate all spending, across the state and local market, it would account for 9.1% of GDP, second only to manufacturing in the United States. If you go down a click, and you look at IT spending, it’s well over $100 bn dollars per year. Most relevant to our enterprise, the software expenditures in the State and Local Market are estimated to range from $30-$40bn annually. Any way you look at it, it’s a very, very large market.

This market also undergoing an incredible digital transformation, and that journey has just begun. The enterprise business journey started years ago with custom software development, then transitioned to packaged software and then migrated to cloud-based SaaS software. The North America State and local market is just entering the SaaS/Cloud migration stage. According to third party research, only 5% of government operations are on the cloud, and most of that is anchored in Microsoft Office 365.

There’s also four macro trends that are contributing to the acceleration of the State & Local Market Digital transformation.

1.       First, Constituents are demanding an easier, more modern experience with their government. One that encourages a transparent relationship, clearer communications, and more efficient services.

2.       Second, there is a change in the demographics of public servants, with the retirement of baby boomers and the entrance of millennials into public service. This new wave of public servants is pushing the use of technology at an unprecedented pace.

3.       Third, technology is now maturing. We now have SaaS and cloud-based solutions that address the specific vertical functions of state and local markets. Organizations like Code for America and the Start up in Residence program in San Francisco have turbo charged the development of technology solutions for State and Local clients.

4.       The fourth and final trend is the availability of funding. Most Municipalities have budget surpluses, because of the economic boom in the United States of the last four years. This has funding has fueled much of this wave of change.

These four trends have formed the perfect storm to accelerate unprecedented technological change in the North America state and local marketplace.

P 5: The Digital City Hall

These numbers should underscore that the State and Local public sector has a very high total addressable market and it is primed for the next wave of digital transformation.

Ultimately our vision, as you can see from this diagram, is to facilitate the implementation of the what we call the ‘digital city hall’: a comprehensive, vertically-integrated software solution for the public sector and, more specifically, state and local government. We’re going to do that initially across 5 functional areas: payments, budgeting, grants management, permitting, and procurement. These are the 5 fastest growing areas in the state and local space with significant operational synergies between them.

As we see it, the digital city hall is the platform of the future, delivered today, and significantly improving both the constituent experience and the public sector back office.

As we thought of the components of our digital city hall, it was important for us to not only pick the fastest growing areas, but also validate those choices against Municipal CIO spending priorities. In 2018, Government Technology surveyed Municipal CIOs to assess their technology spending priorities. The highest priority of the survey was cybersecurity. The next four priorities were constituent experience improvement, budget and cost control, data transparency, and cloud computing. Those spending priorities map perfectly to the functionality of our five Business Units.

P 6: NewCo is Well-Positioned to Lead the Digital Transformation

With that, I would like to introduce you to the first of our 6 business unit CEOs Joel Mahoney, CEO for OpenCounter. OpenCounter focuses on streamlining permitting for Public Sector organizations and are based in San Francisco. Joel take it away.

JOEL MAHONEY

Hi, I’m Joel Mahoney, co-founder and CEO at OpenCounter.

We started OpenCounter in 2013 with a simple mission: to streamline municipal permitting and licensing.

If you’ve ever done a home-improvement project, or opened a bricks and mortar business, you know how complicated the permitting process can be.

OpenCounter takes the guesswork out of the process by calculating permit requirements and fees. If you’re ready to move forward, you can apply for permits and pay online.

OpenCounter is live in 1 out of 4 of the largest cities in the country – cities like San Diego, Oakland, Boston, Charlotte and Atlanta – to name a few.

Our customers are excited to offer a modern interface to the permitting process, and to reduce the amount of time staff spent on repetitive questions.

We’re seeing rapid growth as we launch new products and features, and see tremendous potential to scale our SaaS solution to over 4000 small and mid-sized cities in the United States.

STEVE ROHLEDER

Thank you Joel, next up is T.J. Parass from Questica, a budgeting and transparency company based in Burlington, Ontario. Over to you T.J.

TJ PARASS

Hi, I am TJ Parass, the founder and CEO of Questica.

For over 20 years we have been developing and delivering purpose built budgeting, performance and data transparency software for the public sector.

Our best-in-class cloud solutions are comprehensive, collaborative and user-friendly.

With a strong focus on customer success and retention, we are proud to have over 675 government, healthcare, education and non-profit customers in 46 states and 10 provinces and territories.

Our core offering – Questica Budget – is driving budget transformation by creating a single source of data truth.

This allows public sector organizations to shift from data collection to focus on what’s important, deeper analysis and data-driven decision-making.

While OpenBook, our integrated transparency tool creates an opportunity for better accountability and stakeholder engagement.

Together, our solutions result in better public sector finance for everyone.

STEVE ROHLEDER

Thank you, TJ Also in budgeting and consulting, we have Dave Farrell, co-founder and CEO of Sherpa. Going forward, Dave will spearhead GTY’s various consulting efforts, especially as they relate to our budgeting platforms. Dave, please go ahead.

DAVE FARRELL

Hi, I'm David Farrell and I am the founder and CEO of Sherpa Government Solutions. Since founding Sherpa in 2004, we have gained a reputation as an exceptional boutique public sector software and consulting firm, providing services to many of the largest and most complex cities, counties and states in the country. Our consulting team averages 19 years of public sector budgeting experience and collectively we have implemented over 100 public sector budgeting projects. This experience has been leveraged by our clients, averaging over 1 million constituents, to produce process efficiencies that impact end users, budget offices, executives, and citizens.

STEVE ROHLEDER

Thank you Dave. Turning to procurement, we are excited to introduce Corry Flatt, founder and CEO of Bonfire, based in Waterloo. Corry, over to you.

CORRY FLATT

Thanks Steve. Hi everyone, I'm Corry Flatt, founder and CEO of Bonfire since its inception in 2012.

Our mission is to digitize the over $1B of procurements that are awarded EVERY SINGLE working hour of EVERY SINGLE working day by public agencies. And these decisions are impacting everything from the roads you drive on, to your kids' education, to your healthcare, to whether your lights turn on. And yet most agencies run this process with paper, Excel and legacy bidding portals. That's where we come in.

Our eSourcing software is best-in-class, built to handle the unique complexity and depth of Public Sector.

We cut procurement times IN HALF, create 12% cost savings, and are often THE most popular change that a procurement leader has ever made. Best of all, we're growing rapidly in a large and untapped market of over 150k potential clients……and our growth unlocks an even bigger opportunity: the chance to turn our rich data and community of buyers and sellers into a predictive B2G network that spans the continent. Thank you.

STEVE ROHLEDER

Thanks, Corry. Next, we have grants management with James Ha, CEO of eCivis. James, please go ahead.

JAMES HA

Thanks Steve, I am James Ha and am the CEO of eCivis. Since 2000, eCivis has developed best-in-class grants management software for state, local and tribal governments. Our platform helps track 1 trillion dollars in grant funding from federal, state and private sources, allowing our clients to access new revenues and efficiently manage all grants in one place. eCivis is the market leader in grants management with over 400 accounts representing some of the largest units of government in the United States. Our clients include Atlanta, Boston, Charlotte, Denver, Houston and Los Angeles. Our goal is to maximize grant revenues and mitigate the $244 billion in waste, fraud, abuse and improper payments using modern digital tools. Finally, with the recent acquisition of cost allocation software pioneer, CostTree, we are well positioned to disrupt another inefficient and costly government process. When combined with budgeting and grants management, cost allocation provides a uniquely differentiated financial planning product to the public sector market. One that NewCo will help unlock.

STEVE ROHLEDER

Thank you, James. And now, I would like to introduce Mike Duffy, CEO of CityBase, a digital services and payments platform. Mike will walk us through a quick demo of my.indy.gov, which we believe is the actualization of our digital town hall vision. In our vision, the digital town hall will be the gateway for citizens to interact in the hundreds of ways they typically interact with government. The vital component at the heart of 400 to 500 of these interactions is payments. Please go ahead Mike.

MIKE DUFFY

I’m Mike Duffy, founder of CityBase. We’re making government more personal and responsive.

Five years ago, CityBase started as a payments platform for government and utilities.

The payments experience is very fragmented for residents and businesses. You can pay for dozens of fees, fines, and services in a city and no two transactions feel the same or can be paid in the same payment center or website.

We improve this experience by providing one platform that spans multiple government agencies. It provides a centralized and consistent user experience for residents and businesses.

By integrating to disparate agency source systems we can still give government staff, like the building department or the water utility, the autonomy that they need to manage revenue while providing constituents a consistent user experience.

The platform is available via responsive web, so that someone can conveniently make a payment on their phone, and by in person channels such as kiosks, to serve the 20 to 30 percent of people who pay in cash—with longer hours and more convenient options.

In a short time we have evolved from a payments platform to a comprehensive digital services solution. “Digital services” is the term that we use to describe all of the common interactions that people have with the government.

Today they look like forms, phone calls, or in-person interactions. Tomorrow, a person should be able to complete most of those tasks online, and ultimately we see a future where government services are tailored to individual households and delivered proactively.

The best way to understand where we are and where we’re going is to look at one of the most ambitious initiatives built on the CityBase platform, my.indy.gov.

PP 7: The Digital City Hall and Payments Platform

My dot Indy is the Digital City Hall for the consolidated city of Indianapolis and Marion County. The project is a testament to the ambitious public officials of Indianapolis, and our shared vision for the future of government.

It’s also the perfect example of our platform and principles at work, because the entire goal is to make it easier for people and businesses to interact with the city-county.

Virtual Demo

Let’s start with the homepage, which is both welcoming and easy to navigate.

The first thing you’ll see is that government services are presented in a simple way that matches the language that people and businesses use when they are looking to accomplish a certain task on a given day. In practice, these services, “Ask for extra patrols,” “request public records,” “pay property taxes,” are all managed by different agencies.

But our belief and our client’s belief is that a person shouldn’t need to know that the treasurer manages property taxes, he just needs an easy way to make that payment.

When I go to the services page, you can quickly see many of the hundreds of services that we are digitizing for Indy. We build the configurable modules used to construct these services, because from one agency to another or from one city to another--government services require the same fundamental functionality.

When cities use a configurable platform rather than custom development – it improves the user experience by making it more consistent – and greatly increases the speed to go live.

It also enables a common data schema across the many source systems that compose a typical city’s tech stack. Here, a person can search by keyword, or filter by agency or, for example, by identifying himself as a homeowner. He finds services available to him, such as a mortgage deduction, which can lower his property taxes.

First you can learn about the service and who qualifies for it. Or you can immediately “get started”. An important thing to point out here is that everything we do is modular – so there are many ways to find a piece of information – like an agency’s contact information – but that information has only one source--so the website is easier to maintain and keep up-to-date.

What used to be a dense three-page pdf is now a streamlined digital service. Here’s what it would look like on my phone. We use conditional logic so that a person sees only the information they need to complete.

And you’ll see that when I type in an address it is returning lookups against the City-County’s GIS system. When I select my address, it also populates the “Parcel number” which is how this County agency identifies properties.

Leveraging this direct integration, we make it easier for the resident to use the information he knows, but map that to the information the agency staff needs to do their work. In contrast to a paper form, that is likely to have unclear or incorrect information, this address is validated before the agency even receives this submission.

If you were to complete any other service or payment on the site, you would have a similar experience--even though it might be integrated to an entirely different database and managed by a different agency.

In this way, we’re making it easier for people to find receive and pay for government services. We’re providing tools that make it easier for agency staff to manage their day-to-day work. And we’re providing the platform and partnership to help truly innovative clients transform people’s expectations of what it’s like to interact with government and utilities.

P 8: Solving Future Problems Today for Our Client Base

Thank you very much, Mike.

As you’ve heard, all of our business unit CEO’s are driving technology solutions that improve the constituent experience, and significantly streamline the back office operations of government. We’d encourage you to review the full investor deck which features a breadth of information on each company as well as links to their respective demos.

P 9: Wide Customer Base Across States, Cities, and Public Agencies

As mentioned by each of the CEOs, our rapidly growing client base demonstrates that we are creating the Digital City Hall – and with 1,500 current clients and a market opportunity of 40,000 target counties and municipalities, our upside is tremendous.

PP 10: NewCo Centers of Excellence

So how do we take advantage of this very large market undergoing unprecedented change?

We’ll continue to operate the business as five business units, linked by a common senior leadership team, and incented to grow both business unit and enterprise. This is very similar to the successful operating model we ran in Accenture. We will support the five business units with a common back office and a capital structure that encourages rapid access to capital for talent expansion, product enhancement and future acquisitions.

We will operate five centers of excellence that will utilize the existing operational footprint of our acquired companies. Our combine organization have over 330 employees with less than 5% attrition. And Our focus in the first 100 days will include:

1.       Standing up our consolidated financial system and establishing our controls

2.       Designing and implementing an efficient pre-sales and post-sales go to market organization that incents cross-selling and up selling across our large client base of 1500 municipalities.

3.       Finally, develop a workforce strategy to support the scaling of our business longer-term.

P 11: NewCo Leadership

Finally, I want to make a quick comment about our team.

Our leadership team is comprised of six of the most experienced entrepreneurs in the Public Sector Saas/Cloud market place, the added muscle of a senior, experienced C-suite, and a seasoned and demanding Board all knitted together by the common core values of exceptional client service, operational excellence and attracting and retaining the best talent in the market. Together this team almost 150 years of public service and technology experience. //

Now, we’d like to shift the discussion over to the financials and transaction overview, and discuss how we plan to continue to drive long-term shareholder value. I’m pleased to turn it over to Harry You, CFO of GTY.

HARRY YOU

P. 12: Baseline Consolidated NewCo Financial Plan

Thank you, Steve, and I’m pleased to part of the team and help our company achieve its operating plan.

We are a high-growth software company with the majority of our revenue in SaaS, and nearly 80% of our 2019 revenue is expected to be recurring-based, inclusive of payments.

In 2019, we are projecting $76 million in revenue, growing 138%. We have developed a detailed operating model and have high visibility into our sales pipeline, and we believe our forecast represents an achievable baseline operating plan.

Specifically, at the time of this recording, over 85% of our estimated 2018 revenue has been either recognized or booked, and nearly 70% of our estimated 2019 revenue (ex-synergies) has been booked or is considered high probability based on our existing pipeline.

I will explain the specific revenue growth drivers in further detail shortly.

We expect our 2019 gross margin to expand from 64% to 72%. We have several key factors driving our gross margin expansion:

•	We have upgraded several of our products to target higher ACV customers and invested to make some of our products more modular for ease of upsell; we are already seeing strong returns on these investments in our Grants Management and Permitting businesses;

•	We invested in customer success staff for our procurement business in 2018 ahead of our anticipated 2019 growth, and expect efficiencies as the business scales;

•	We expect substantially lower implementation costs in new accounts in our payments division, as our company becomes more efficient and more cities and agencies come online;

•	Finally, our 2018 gross margins were impacted by a delay in implementation cost due to a contract renegotiation in our Grants business at the end of 2017;

•	For additional detail on our gross margin projections, please see the Gross Profit by Business Unit page in our comprehensive investor presentation.

We believe we can achieve close to our 80 percent target gross margin by 2021.

The operating leverage we expect from R&D and G&A efficiencies, in tandem with our gross margin expansion, should improve our EBIT margin to negative 7% next year, and near-unlevered free cash flow breakeven, even while investing significantly in our sales force.

P. 13: ARR Walk

I’d now like to walk you through how we plan to grow our annual recurring revenue from $34 million exiting 2018 to $86 million exiting 2019.

We have a highly visible sales pipeline, and expect an incremental $37 million in ARR from new customers, primarily driven by our Payments, Procurement, and Grants Management products.

In payments, which we expect to account for approximately half of our new customer ARR, we have significant contracts ramping with two tier I cities, resulting in multiple new municipal agency opportunities. One of these cities is just coming online in Q4 of 2018.

We are excited about the growth opportunities in our Procurements business, which will account for about a quarter of our new customer ARR. The Procurements business has been sales capacity constrained, and we expect to expand our quota-carrying sales reps by 60%, which we expect to double our customer base for this product to 600 by the end of 2019.

Finally, we expect significant contribution in new customer ARR from our Grants Management business, which has identified ~450 customer opportunities in 2019, and we are modeling to only need to convert roughly one third of those to achieve our ARR target.

Our Grants Management business is also the primary driver of our ARR from upsell, as we have upgraded our products and shifted strategy to focus on larger customers – we are expecting a 45% increase in ACV for existing customers in 2019.

As a result of this strategic move up-market, our Grants Management business is the primary driver of lost ARR from customer churn, but that is more than offset by the uplift in ACV.

Finally, we are modeling approximately $11 million in ARR from synergies exiting 2019.

P. 14: Cross-Selling Synergies

The cross-selling synergy potential was a significant component of our business thesis. In our analysis of the approximately 1,500 current customer base, we identified approximately 6,800 potential new cross-selling opportunities. This results in over $110 million in potential cross-selling synergies based on our current ACVs and customer profile. Given the continued growth in new customers and ACV, we believe this is a conservative estimate of the total potential.

P. 15: KPI

We believe our customers’ delight for our products is underscored in our key performance metrics and highlights the expected long-term growth in our business:

Four of our five business units have net dollar-based retention rates over 110%; the temporary outlier is Grants Management, which, as we noted, has been strategically focusing on higher-ACV customers and is in the process of phasing out lower-ACV customers.

We are pleased with our recurring revenue mix, which is approximately 90% of 4 of our 5 business units. We offer our budgeting customers the flexibility of license or subscription, which is what these customers are demanding. Their preferences drive our budgeting revenue model, though we expect customer adoption of the SaaS model to increase – in 2019, we expect to more than double our SaaS revenue from budgeting customers vs. 2018.

Finally, our customer base continues to expand rapidly – by the end of the year, we expect to have nearly 2,000 customers. Given that there are approximately 40,000 counties and municipalities alone, we believe we are still at very early stages of penetration of our core markets.

P. 16: Transaction Summary

Now, an overview of our capitalization at close.

We expect a pro forma enterprise value of $560 million, which implies a 7.4x enterprise value to 2019 revenue multiple. We expect approximately 80 million shares outstanding at close for a pro forma equity value of approximately $800 million, at $10 per share.

We intend to have a lean and efficient capital structure at transaction close. To that end, we also assume $31 million in cash is used for a tender offer for all of the 18.4 million public warrants and repurchase of all 8.7 million of the sponsor warrants; we assume $1.35 per public warrant and $0.75 per sponsor warrant.

Net of purchase consideration, repurchase of warrants and estimated transaction fees, we expect a pro forma cash balance of $237 million, assuming zero redemption and excluding a $5 million cash earn-out.

Additionally, we have allocated up to 20% of the sponsor promote to senior management and potential channel partners.

P. 17: Significant Consideration in Long-Term Equity

We believe our consideration mix well aligns the interests of our business unit CEOs with our shareholders. More than half of the consideration is comprised of long-term equity, with more than half of the equity consideration in earn-outs subject to the achievement of growth and profitability performance metrics over the next two years.

P. 18: Capital Can Create Significant Upside Beyond Baseline Plan

We believe there are multiple immediate investment opportunities for the cash on our balance sheet. We have identified specific organic initiatives such as platform expansion, sales expansion, and entry into adjacent business areas, plus strategic M&A targets for incremental investment above our current operating plan. One of the primary reasons we are excited about this business for our partners, our shareholders, is the significant capital returns as well as economies of scale and scope from a business that is simultaneously a platform that processes transactions via a SaaS model

With the precedents of effective sales and execution on top of having operational bandwidth, We believe each of these opportunities can generate revenues of approximately $120 million, $215 million, $160 million and $110 million, respectively – for total incremental revenues of $605 million in 7 years after the initial investments.

We have a healthy M&A pipeline, which include acquiring companies in our existing segments, acquiring market leading players in adjacencies, and acquiring data assets to further augment our products.

In aggregate, we estimate that the investment of $175 million in these opportunities would generate incremental enterprise value of $6.6 billion and an implied IRR of 87%.

P. 19: Operating Metrics vs Peers

Turning now to how we benchmark versus peers, we examined three sets of peers: recent high-growth software IPOs, vertical software, and a legacy peer.

Our 2019 projected revenue growth is well ahead of all peers, and our 2019 projected EBIT margin is well above the median.

P. 20: Valuation at a Discount to Peers

We believe our valuation is priced at a discount to our peers, especially on a growth-adjusted basis.

P. 21: Valuation at a Discount to Peers (Cont’d)

Furthermore, based on our long-term target EBIT margin of 30%+, on a growth and target margin-adjusted basis, we are priced at a significant discount to peers at $10/share.

Now, to conclude our discussion today and summarize our investment highlights, I would like to turn it over to my partner, Bill Green, Co-Chairman of GTY and former Accenture Chairman and CEO.

P. 22: Investment Highlights

BILL GREEN

Thank you, Harry, and everyone on the new GTY team.

When Joe, Harry, and I were looking for new technology opportunities, it was important for us to identify an uncrowded market with high growth potential.

The public sector market is attractive in both size and timing - we are on the cusp of a dramatic digital transformation in the public sector.

More importantly, the individuals we have brought on board are exceptional leaders with strong product vision. We found them after a careful search that included close to 80 companies, including approximately 20 in this sector alone.

These business unit CEOs will be able to leverage the skills and decades of experience of the GTY management team, which has significant public sector and IT experience. Steve and the team’s background and skills are uniquely suited for this opportunity.

We are excited about the opportunity for building the next great cloud company that will drive significant long-term value for constituents, state and local governments, and shareholders. Thank you.